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As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-2748530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

691 S. Milpitas Blvd.
Milpitas, CA 95035
(408) 945-8600

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert N. Stephens
President and Chief Executive Officer
Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, California 95035
(510) 739-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel J. Winnike, Esq.
Scott J. Leichtner, Esq.
Melanie P. Grace, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

3/4% Convertible Senior Notes due 2023	$225,000,000(1)	100%(2)(3)	$225,000,000	$28,508

Common Stock, $0.001 par value	19,224,203(4)	—(5)	—(5)	$—(5)

(1)
Represents the aggregate principal amount of 3/4% Convertible Senior Notes due 2023 (the "Notes") issued by the Registrant

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933.

(3)
Exclusive of accrued interest and distributions, if any.

(4)
This number represents the number of shares of common stock that are initially issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on a conversion rate of approximately 85.4409 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(5)
No additional consideration will be received upon conversion of the Notes into common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to completion, dated March 12, 2004)

$225,000,000
3/4% Convertible Senior Notes due 2023
and the 19,224,203 shares of Common Stock issuable Upon Conversion of the Notes

        Holders of our 3/4% Convertible Senior Notes due 2023 named in this prospectus or in prospectus supplements may offer for sale the notes and the shares of common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

        We will pay interest on the notes on June 22 and December 22 of each year, beginning on June 22, 2004. The notes will mature on December 22, 2023. Other than with respect to the U.S. government securities that we pledged to secure the first ten scheduled interest payments on the notes, the notes are subordinated unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The notes rank senior in right of payment to our existing 3% Convertible Subordinated Notes due 2007.

        Unless we have previously redeemed or purchased the notes, holders of the notes may convert each $1,000 principal amount of notes into shares of our common stock, subject to adjustments, at a conversion rate of 85.4409 shares of common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $11.704 per share) only under the following circumstances: (1) prior to December 22, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003 if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, (2) on or after December 22, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes, (3) if we elect to redeem the notes, (4) upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock or (5) subject to certain specified exceptions, for the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices for the notes for such five trading day period was less than 98% of the average of the sale price of our common stock during such five trading day period multiplied by their then current conversion rate.

        Holders of the Notes may require us to purchase for cash all or part of your notes on December 22, 2008, at a price equal to 100.25% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date. In addition, you may require us to purchase for cash all or part of your notes on December 22, 2013 and December 22, 2018, or upon a change of control at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date.

        We may redeem all or a portion of the notes on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. After December 22, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

        Our common stock currently trades on The Nasdaq National Market under the symbol "ADPT." The last reported sale price of our common stock on March 11, 2004 was $8.46 per share.

        Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2004.

        You should rely only on the information contained in or incorporated by reference into this prospectus. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than those contained in or incorporated by reference in this prospectus. If such information is given or representations are made, you may not rely on that information or representations as having been authorized by us. You may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus. This prospectus may only be used where it is legal to sell the securities.

i

SUMMARY

        This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including "Risk Factors" and the financial data and related notes incorporated by reference, before making an investment decision.

Adaptec, Inc.

        We design, manufacture and market storage access solutions that reliably move, manage and protect critical data and digital content. Our storage solutions are used in high-performance networks, servers, network attached storage devices, workstations and desktop personal computers from the world's leading manufacturers of computer, storage and networking products. Our solutions are sold through original equipment manufacturers and distribution channels to a wide variety of end users, ranging from large scale enterprises to retail consumers.

        We were incorporated in California in 1981 and reincorporated in Delaware in 1988. Our principal executive offices are located at 691 South Milpitas Blvd., Milpitas, California 95035. Our telephone number is (408) 945-8600.

The Offering

        The following is a brief summary of certain terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Issuer	Adaptec, Inc.
Securities Offered	$225,000,000 aggregate principal amount of 3/4% Convertible Senior Notes due 2023 and the 19,224,203 shares of our convertible stock into which the notes are convertible.
Maturity	December 22, 2023.
Interest	The notes bear interest at a fixed annual rate of 3/4% per year on the principal amount, payable semi-annually on June 22 and December 22, beginning on June 22, 2004.
Security
We purchased and pledged to the trustee under the indenture for the exclusive benefit of the holders of the notes, approximately $7.9 million of U.S. government securities, which we expect will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first ten scheduled interest payments on the notes when due. The notes are not otherwise secured. See "Description of Notes—Security."
Conversion Rights
Unless we have previously redeemed or purchased the notes, each holder of notes will have the right, at its option, to convert its notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to adjustments described herein, at a conversion rate of 85.4409 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of $11.704 per share), under any of the following circumstances:
•
prior to December 22, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003, if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;
• on or after December 22, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes;
• until the close of business on the business day prior to the redemption date, if we elect to redeem the notes on or after December 22, 2005;

• upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock, as described in this prospectus; or
•
during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices for the notes for such five trading day period was less than 98% of the average of the closing sale price of our common stock during such five trading day period multiplied by the then current conversion rate for the notes during that period as described in more detail under "Description of Notes—Conversion Upon Satisfaction of Trading Price Condition."

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, a holder will not receive any payment representing accrued interest, subject to certain exceptions. See "Description of Notes—Conversion Rights."
Sinking Fund	None.
Optional Redemption by Adaptec
We may redeem all or a portion of the notes on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. After December 22, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Optional Redemption."
Purchase of the Notes at Option of the Holder on a Specified Date

Each holder of notes may redeem all or a portion of its notes on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. After December 22, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Optional Redemption."
Change in Control
Upon a change in control, each holder of notes may require us to purchase for cash all or a portion of its notes at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, on such notes to, but excluding, the purchase date. See "Description of Notes—Purchase at Option of Holders Upon a Change in Control."

Ranking
The notes are our unsecured (except to the extent described under "Description of the Notes—Security") senior subordinated obligations. They rank junior in right of payment to all our existing and future senior indebtedness. The notes rank senior in right of payment to our existing 3% Convertible Subordinated Notes due 2007. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, we had no senior indebtedness outstanding, and our subsidiaries had $44.5 million of indebtedness and other liabilities (excluding intercompany liabilities) outstanding. See "Description of Notes—Subordination of Notes."
DTC Eligibility
The notes were issued in fully registered book-entry form and are represented by one permanent global note without coupons. The global note was deposited with the trustee as a custodian for DTC and will be registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and each holder of note's interest in the global note may not be exchanged for a certificated note, except in limited circumstances described in this prospectus. See "Description of Notes—Global Notes; Book-Entry; Form."
Registration Rights
We have agreed to keep the shelf registration statement, of which this prospectus forms a part, effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (2) the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell such securities immediately without regard to the volume limitation provisions of Rule 144 under the Securities Act of 1933 or any successor provision, subject to permitted exceptions.
We will be required to pay liquidated damages to the holders of the notes if we fail to comply with these registration obligations. See "Description of Notes—Registration Rights."
Trading
The notes are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. Our common stock is traded on The Nasdaq National Market under the symbol "ADPT."
Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes.

RISK FACTORS

        Before you invest in any of our securities, you should be aware of various risks to which we may be subject, including those described below. The following lists the material risks and uncertainties, which may adversely affect our business, financial condition or results of operations. You should carefully consider these risks and uncertainties, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase the notes. The risks and uncertainties set out below are not the only risks and uncertainties we face. If any of the material risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose part or all of your investment.

Risks Related to Our Business

Our operating results have fluctuated in the past, and are likely to continue to fluctuate, and if our future results are below the expectations of investors or securities analysts, the market price of our common stock would likely decline significantly.

        Our quarterly operating results have fluctuated in the past, and are likely to vary significantly in the future, based on a number of factors related to our industry and the markets for our products. Factors that are likely to cause our operating results to fluctuate include those discussed in the risk factors below. In addition, in the first nine months of fiscal 2004, our operating results were materially affected by unusual charges, including the following:

  •
  Gain on settlement of the DPT arbitration; and

  •
  Write-off of acquired in-process technology from Eurologic.

        Our operating expenses are largely based on anticipated revenues, and a large portion of our expenses, including those related to rent and salaries, are fixed in the short term. As a result, lower than anticipated revenues for any reason could cause significant variations in our operating results from quarter to quarter.

        Due to the factors summarized above, we believe that you should not rely on period-to-period comparisons of our financial results as an indication of our future performance. In the event that our operating results fall below the expectations of market analysts or investors, the market price of our common stock could decline substantially.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable economic and market conditions.

        Adverse economic conditions worldwide have contributed to the slowdown in the information technology industry and may continue to impact our business, resulting in:

  •
  Reduced demand for our products as a result of a decrease in capital spending by our customers;

  •
  Increased price competition for our products;

  •
  Increased risk of excess and obsolete inventories;

  •
  Excess facilities and manufacturing capacity; and

  •
  Higher overhead costs as a percentage of revenues.

        Political turmoil in many parts of the world, including terrorist and military actions, may continue to put pressure on global economic conditions. If the economic and market conditions in the United States and globally do not improve, or if they deteriorate further, we may continue to experience material adverse impacts on our business, operating results, and financial condition as a consequence of the above factors or otherwise. We do not expect the trend of lower capital spending among our customers to reverse itself in the near term.

Because our sales are made by means of standard purchase orders rather than long-term contracts, if demand for our customers' products declines or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us or reduce their levels of purchases from us.

        The volume and timing of orders received during a quarter are difficult to forecast. Our customers generally order based on their forecasts and they frequently encounter uncertain and changing demand for their products. If demand falls below such forecasts or if our customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from us. Our customers have from time to time in the past canceled or rescheduled shipments previously ordered from us, and we cannot assure you that they will not do so in the future. In addition, because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all. Historically, we have set our operating budget based on forecasts of future revenues because we do not have significant backlog. Because much of our operating budget is relatively fixed in the short-term, if revenues do not meet our expectations, then our financial results will be adversely affected.

Costs associated with acquisitions or strategic alliances may adversely affect our results of operations, which could be exacerbated if we are unable to integrate the acquired companies, products or technologies.

        In June 2003, we acquired ICP vortex, a provider of a broad range of hardware and software RAID data protection solutions. In April 2003, we acquired Eurologic, a provider of external and network storage solutions. In August 2001, we completed our acquisition of Platys, a developer of IP storage solutions. In addition, we enter into strategic alliances from time to time with other companies. For example, we entered into a technology licensing agreement with IBM in March 2002. As part of our overall strategy, we may continue to acquire or invest in complementary companies, products or technologies and enter into strategic alliances with other companies. In order to be successful in these activities, we must:

  •
  Conduct acquisitions that are timely, relative to existing business opportunities;

  •
  Successfully prevail over competing bidders for target acquisitions at an acceptable price;

  •
  Invest in companies and technologies that contribute to the growth of our business;

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  Incorporate acquired operations into our business and maintain uniform standards, controls and procedures;

  •
  Retain the key employees of the acquired operation; and

  •
  Develop the capabilities necessary to exploit newly acquired technologies.

        The benefits of acquisitions or strategic alliances may prove to be less than anticipated and may not outweigh the costs reported in our financial statements. Completing any potential future acquisitions or strategic alliances could cause significant diversions of management time and resources. If we acquire new businesses, products or technologies in the future, we may be required to assume warranty claims or other contingent liabilities, including liabilities unknown at the time of acquisition, and amortize significant amounts of other intangible assets and, over time, recognize significant charges for impairment of goodwill, other intangible assets or other losses. If we consummate any potential future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership may be significantly diluted. If we proceed with any potential future acquisitions in which the consideration is cash, we may be required to use a substantial portion of our available cash. In addition, we may be required to invest significant resources in order to perform under a strategic alliance or to complete an acquisition, which could adversely affect our results of operations, at least in the short-term, even if we believe the strategic alliance or acquisition will benefit us in the long-term. We may not be successful in overcoming these risks or any other problems encountered in connection with these or other business combinations, investments or strategic alliances. These transactions may adversely affect our business, financial position and operating results.

If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans in order to reduce our operating costs and may, as a result, incur additional material restructuring charges.

        In the second and third quarters of fiscal 2004, in the second and fourth quarters of fiscal 2003 and the first and fourth quarters of fiscal 2002, we implemented restructuring plans to reduce our operating costs and recorded restructuring charges of $2.7 million, $14.3 million and $10.0 million in the first nine months of fiscal 2004 and fiscal years 2003 and 2002, respectively. The plans included primarily the reduction of our workforce and the consolidation of our manufacturing operations in Singapore. The goals of these plans were to support future growth opportunities, focus on investments that grow revenues and increase operating margins. If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional restructuring plans to reduce our operating costs, which could cause us to incur material restructuring charges. Further, these restructuring plans may not achieve the goals we had in implementing them due to such factors as significant costs or restrictions that may be imposed in some international locales on workforce reductions and a potential adverse effect on employee morale that could harm our efficiency and our ability to act quickly and effectively in the rapidly changing technology markets in which we sell our products.

Demand for our products would likely be negatively affected if demand in the server and network storage markets declines.

        Our business or operating results would be adversely affected by a decline in demand for our products. For example, for the first time in several years, the demand in the server market declined slightly in fiscal 2002 and fiscal 2003, which contributed to a decline in our net revenues. It is difficult to predict future server sales growth, if any. In addition, other technologies may replace the technologies used in our existing products and the acceptance of our products using new technologies in the market may not be widespread, which could adversely affect our revenues.

We expect that the products we are developing for the network storage marketplace will be an important component of our future growth, and these products may not be accepted by the market or reach the market in a timely fashion.

        We believe that developing products for the network storage marketplace will be an important component of our future growth, and we have attempted to accelerate such product development efforts through acquisitions. For example, in April 2003, we acquired Eurologic, a provider of external and networked storage solutions. In August 2001, we acquired Platys, a development stage company with insignificant revenues, to enhance our technologies for the network storage market. The marketplace for advanced storage products is highly competitive. While we are focusing on solutions employing iSCSI technology for this market, other companies are also focusing on network storage solutions based on identified technologies that include, but are not limited to, iSCSI. As a result, our technology may never be broadly adopted. Even if iSCSI technology achieves broad market acceptance, our early technological advantage in this field may not afford us the advantages we had anticipated if such acceptance is delayed due to the continuing global slowdown in technology spending. In addition, there are substantial risks that known and unknown challenges to successful deployment of our products, and of products incorporating our products, will cause delays in their reaching the market. If iSCSI technology and our network storage products, and our customers' products using our technology, do not achieve a broad level of market acceptance, or if we encounter substantial delays in entering the market, our growth will likely be impaired.

If we do not provide adequate support during our customers' design and development stage, or if we are unable to provide such support in a timely manner, we may lose revenues to our competition.

        Certain of our products are designed to meet our customers' specifications and, to the extent we are not able to meet these expectations in a timely manner or provide adequate support during our customers' design and development stage, our customers may choose to buy similar products from another company.

Our reliance on industry standards and technological changes in the marketplace may cause our net revenues to fluctuate or decline.

        The computer industry is characterized by various, evolving standards and protocols. We design our products to conform to certain industry standards and protocols such as the following:

Technologies:

• ATA	• PCI-X
• Serial ATA	• RAID
• Fibre channel	• SCSI
• FireWire/1394	• Serial Attached SCSI
• iSCSI	• Ultra DMA
• PCI	• USB

Operating Systems:

• Linux	• OS/2
• Macintosh	• UNIX
• Netware	• Windows

        In particular, a majority of our revenues are currently derived from products based on the SCSI standards. If consumer acceptance of these standards declines, or if new standards emerge, and if we do not anticipate these changes and develop new products, these changes could adversely affect our business and financial results. For example, we believe that changes in consumers' perceptions of the relative merits of SCSI-based products and competing products incorporating lower-cost solutions, such as ATA, have adversely affected our sales since fiscal 1998 and are likely to affect our future sales.

If we lose the cooperation of other hardware and software producers whose products are integral to ours, our ability to sustain or grow our revenues could be adversely affected.

        We must design our products to operate effectively with a variety of hardware and software products supplied by other manufacturers, including the following:

  •
  Microprocessors

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  Peripherals and

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  Operating system software.

        We depend on significant cooperation from these manufacturers to achieve our design objectives and develop products that operate successfully with their products. We believe that we generally have good relationships with leading system, peripherals, and microprocessor suppliers. These companies could, from time to time, elect to make it more difficult for us to design our products for successful operability with their products. For example, if one or more of these companies were to determine that as a result of competition or other factors our technology or products would not be broadly accepted by the markets we target, these companies may no longer work with us to plan for new products and new generations of our products, which would make it more difficult to introduce products on a timely basis or at all. Further, some of these companies might decide not to continue to offer products that are compatible with our technology and our markets could contract. If any of these events were to occur, our revenues could be adversely affected.

Our dependence on new products may cause our net revenues to fluctuate or decline.

        Our future success significantly depends upon our completing and introducing enhanced and new products at competitive prices and performance levels in a timely manner. The success of new product introductions depends on several factors, including the following:

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  Designing products to meet customer needs;

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  Product costs;

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  Timely completion and introduction of new product designs;

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  Quality of new products;

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  Differentiation of new products from those of our competitors; and

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  Market acceptance of our products.

        Our product life cycles in each of our segments may be as brief as 12 months. As a result, we believe that we will continue to incur significant expenditures for research and development in the future. We may fail to identify new product opportunities and may not develop and bring new products to market in a timely manner. In addition, products or technologies developed by others may render our products or technologies obsolete or noncompetitive, or our targeted customers may not select our products for design or integration into their products. The failure of any of our new product development efforts could have an adverse effect on our business and financial results. In addition, our Storage Networking Group, or SNG, segment is focused on developing 1-gigabit TOE NACs, which are expected to offer faster performance and result in improved return on investment for our customers. While we focus on TOE technology, we expect our SNG revenues from our 10/100 NICs will continue to decline as OEMs transition their product lines to the 1-gigabit NIC products. To the extent that our TOE technology is not selected for design or integration by OEMs, our business and future financial results could be adversely affected.

        We have also introduced RAID enabled products based on the next generation Serial ATA technology. We will not succeed in generating significant revenue from our new Serial ATA technology products if the market does not adapt to this new technology, which would, over time, adversely affect our net revenues and operating results.

If we are unable to compete effectively, our net revenues could be adversely affected.

        The markets for all of our products are intensely competitive and are characterized by the following:

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  Rapid technological advances;

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  Frequent new product introductions;

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  Evolving industry standards; and

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  Price erosion.

        Consequently, we must continue to enhance our products on a timely basis to keep pace with market demands. If we do not do so, or if our competition is more effective in developing products that meet the needs of our existing and potential customers, we may lose market share and not participate in the future growth of our target markets. For example, in our Storage Solutions Group, or SSG, segment, we face intense competition in the transition from products employing Ultra 160 technology to solutions employing Ultra 320 technology. We must also integrate the recently acquired Eurologic operations. Our future success will depend on the level of acceptance of Eurologic products by new and existing customers. In addition, we expect that our future success will depend significantly on our ability to participate in the ongoing development of the network storage market in which we face intense competition from other companies that are also focusing on networked storage solutions.

        We cannot assure you that we will have sufficient resources to accomplish all of the following:

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  Meet growing product demand;

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  Make timely introductions of new products;

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  Compete successfully in the future against existing or potential competitors;

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  Provide OEMs with design specifications in a timely manner; and

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  Prevent price competition from eroding margins.

Product quality problems could lead to reduced revenues and gross margins.

        We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software often contains "bugs" which can unexpectedly interfere with expected operations. We cannot assure you that our pre-shipment testing programs will be adequate to detect all defects which might interfere with customer satisfaction, reduce sales opportunities, or affect our gross margins if the cost of remedying the problems exceed reserves established for that purpose. An inability to cure a product defect could result in the failure of a product line, and withdrawal, at least temporarily from a product or market segment, damage to our reputation, inventory costs, product reengineering expenses, and a material impact on revenues and margins.

If there is a shortage of components used in our customers' products, our sales may decline, which could adversely affect our results of operations and financial position.

        If our customers are unable to purchase certain components which are embedded into their products, their demand for our products may decline. For example, beginning in the fourth quarter of fiscal 2000, we experienced the impact of other companies' chip supply shortages, which reduced the demand for our SSG products. This negatively affected our revenues in the first half of fiscal 2001. Similar shortages of components used in our customers' products could adversely affect our net revenues and financial results in future periods.

The manufacture and introduction of our products is highly complex.

        We confront challenges in the manufacturing process that require us to:

  •
  Maintain a competitive manufacturing cost structure;

  •
  Implement the latest process technologies required to manufacture new products;

  •
  Exercise stringent quality control measures to ensure high yields;

  •
  Effectively manage inventory levels;

  •
  Effectively manage the subcontractors engaged in the wafer fabrication, test and assembly of products; and

  •
  Update equipment and facilities as required for leading edge production capabilities.

        We cannot assure you that problems with our manufacturing process may not occur in the future. If any such problems with our manufacturing process were to occur, we might not be able to meet the demands of our customers, which could harm our reputation, result in the loss of customers and adversely affect our net revenues and financial results in future periods. In addition, as we transition the manufacturing of ServeRAID and Eurologic products to our Singapore facility, we expect to carry higher than historical levels of inventory to service customer requirements. Inventory management is an area of focus as we attempt to balance the need to maintain strategic inventory levels to ensure adequate supply and competitive lead times with the risk of inventory obsolescence and customer requirements.

We currently purchase all of the finished production silicon wafers used in our products from wafer suppliers, and if they fail to meet our manufacturing needs, it would delay our production and our product shipments to customers and negatively affect our operations.

        Independent foundries manufacture to our specifications all of the finished silicon wafers used for our products. We currently purchase finished production silicon wafers used in our products through our agreements with Taiwan Semiconductor Manufacturing Company, or TSMC, and United Microelectronics Corporation, or UMC. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the following:

  •
  The availability of raw materials;

  •
  The availability of manufacturing capacity;

  •
  Transition to smaller geometries of semiconductor devices;

  •
  The level of contaminants in the manufacturing environment;

  •
  Impurities in the materials used; and

  •
  The performance of personnel and equipment.

        We cannot assure you that manufacturing problems may not occur in the future. A shortage of raw materials or production capacity could lead our wafer suppliers to allocate available capacity to other customers. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely deliveries would delay our production and our product shipments, and could have an adverse effect on our business and financial results. We expect that wafer suppliers will continually seek to convert their processes for manufacturing wafers to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason the wafer suppliers we use are unable or unwilling to satisfy our wafer needs, we will be required to identify and qualify additional suppliers. Additional wafer suppliers may be unavailable, may take significant amounts of time to qualify or may be unable to satisfy our requirements on a timely basis.

If our manufacturing demand for silicon wafers falls below our projections, we may not be able to fully utilize our prepayments to TSMC, which could adversely affect our results of operations and financial position.

        From time to time, we have entered into "take or pay" contracts that have committed us to purchase specific wafer quantities over extended periods based on our projected needs. In addition, we have made advance payments to TSMC in order to secure guaranteed wafer capacity. If our demand for wafer units falls below our projections, we may not be able to fully utilize our advance payments. The unused portion of the advance payments may be impaired and written off as an asset impairment charge, which would adversely affect our financial results.

We depend on subcontractors, and if they fail to meet our manufacturing needs, it could delay shipments of our products and result in the loss of customers.

        We rely on subcontractors for the assembly and packaging of the integrated circuits included in our products. We have no long-term agreements with our assembly and packaging subcontractors. We have, from time to time, used board subcontractors to better balance production runs and capacity. We employ Surface Mount Technology Corporation to manufacture certain ServeRAID products, which we sell to IBM. In addition, we employ Celestica Inc. to manufacture components for Eurologic external storage products. We cannot assure you these subcontractors will continue to be able and willing to meet our requirements for these components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, these subcontractors could delay shipments and result in the loss of customers or revenues, which could have an adverse effect on our financial results.

We depend on the efforts of our distributors, which if reduced, could result in a loss of sales of our products in favor of competitive offerings.

        We derived approximately 41% of our total gross revenues for the first nine months of fiscal 2004 from independent distributor and reseller channels. Our financial results could be adversely affected if our relationships with these distributors or resellers were to deteriorate or if the financial condition of these distributors or resellers were to decline. Given the current economic environment, the risk of distributors and resellers going out of business has increased significantly.

        Our distributors generally offer a diverse array of products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling products from other suppliers. A reduction in sales efforts by our current distributors could adversely affect our business and financial results. Our distributors build inventories in anticipation of future sales, and if such sales do not occur as rapidly as they anticipate, our distributors will decrease the size of their product orders. If we decrease our price protection or distributor incentive programs, our distributors may also decrease their orders from us. In addition, we have from time to time taken actions to reduce levels of products at distributors and may do so in the future. These actions may affect our net revenues and negatively affect our financial results.

We depend on a few key customers and the loss of any of them could significantly reduce our revenues.

        Historically, a small number of our customers have accounted for a significant portion of our revenues. During fiscal 2003 and the first nine months of fiscal 2004, sales to the ten customers from which we received the greatest revenues accounted for approximately 72% and 69% of our total gross revenues, respectively. In addition, IBM represented 13% and 17% of our total gross revenues fiscal 2003 and the first nine months of fiscal 2004, respectively, and Dell represented 14% and 10% of our total gross revenues fiscal 2003 and the first nine months of fiscal 2004, respectively. Our revenues could decline if one or more of these customers were to significantly reduce, delay or cancel their orders. In addition, we do not carry credit insurance on our accounts receivables and any difficulty in collecting outstanding amounts due from our customers, particularly customers that place larger orders or experience financial difficulties, could adversely affect our revenues and our net income. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all.

Our operations depend on key personnel, the loss of whom could affect the growth and success of our business.

        In order to be successful, we must retain and motivate our executives, the general managers of our business segments, our principal engineers and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. Despite the economic slowdown, competition for experienced management, technical, marketing and support personnel remains intense. For example, we have recently transitioned certain research and development efforts to India, where we have experienced significant competition in our efforts to attract and retain qualified engineers. In addition, with the exception of a few employees with whom we entered into employment agreements in connection with acquisition transactions, we do not have employment contracts with our key employees, including any of our executive officers. The loss of any of these key employees could have a significant impact on our operations. We also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to morale challenges posed by workforce reductions and general uncertainty.

Our international operations involve risks, and may be subject to political or other non-economic barriers to our being able to sell our products in certain countries, local economic conditions that reduce demand for our products among our target market, and potential disruption in the supply of necessary components.

        Many of our subcontractors are primarily located in Asia and we have sales offices and customers located throughout Europe, Japan and other countries. Our international operations and sales are subject to political and economic risks, including political instability, currency controls, changes in import/export regulations, tariffs and freight rates. In addition, because our primary wafer supplier, TSMC, is located in Taiwan, we may be subject to certain risks resulting from political instability in Taiwan, including conflicts between Taiwan and the People's Republic of China. These and other international risks could result in the creation of political or other non-economic barriers to our being able to sell our products in certain countries, create local economic conditions that reduce demand for our products among our target market or expose us to potential disruption in the supply of necessary components or otherwise adversely affect our ability to generate revenue and operate effectively.

We depend on third parties to transport our products.

        We rely on independent freight forwarders to move our products between manufacturing plants and our customers. Any transport or delivery problems because of their errors, or because of unforeseen interruptions in their activities due to factors such as strikes, political instability, terrorism, natural disasters and accidents, could adversely affect our business, financial condition and results of operations and ultimately impact our relationships with our customers.

If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which would adversely affect our financial results.

        Certain events or changes in circumstances would require us to assess the recoverability of the carrying amount of our long-lived assets. In fiscal 2003, we recorded an impairment charge of $1.5 million relating to the decline in value of minority investments. In fiscal 2002, we recorded impairment charges of $77.6 million relating to technology acquired in a prior acquisition and the decline in value of minority investments. In addition, the FASB issued SFAS No. 142 in July 2001, whereby goodwill must be evaluated annually and whenever events or circumstances occur which indicate that goodwill might be impaired. For acquisitions consummated prior to July 1, 2001, we adopted SFAS No. 142 on April 1, 2002. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges which could adversely affect our financial results.

If actual results or events differ materially from those contemplated by us in making estimates and assumptions, our reported financial condition and results of operations for future periods could be materially affected.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Note 1 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2003 describes the significant accounting policies essential to preparing our consolidated financial statements. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts and disclosures. Although we believe that our judgments and estimates are appropriate and correct, actual future results may differ materially from our estimates.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

        Although we actively maintain and defend our intellectual property rights, we may be unable to adequately protect our proprietary rights. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia and Europe, may not protect our products and intellectual property rights to the same extent as the laws of the United States. Because we conduct a substantial portion of our operations in Singapore and other locations outside of the United States and sell to a worldwide customer base, we are more dependent on our ability to protect our intellectual property in international environments than would be the case if a larger portion of our operations were domestic.

        Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business and ability to compete effectively. We have from time to time discovered counterfeit copies of our products being manufactured or sold by others. Although we have programs to detect and deter the counterfeiting of our products, significant availability of counterfeit products could reduce our revenues and damage our reputation and goodwill with customers.

Third parties may assert infringement claims against us, which may be expensive to defend and could divert our resources.

        From time to time, third parties assert exclusive patent, copyright and other intellectual property rights to our key technologies, and we expect to continue to receive such claims in the future. For example, we entered into a patent cross-license agreement with IBM in May 2000. Under this agreement, which was amended in March 2002, we received a release from infringement claims prior to January 1, 2000 and received the right to use certain of IBM's patents through June 30, 2007. In consideration, we are paying, in annual installments, an aggregate patent fee of $13.3 million, and we granted IBM a license to use all of our patents for the same period. The risks of our receiving additional claims from third parties may be enhanced in periods such as the one that we are currently entering where we are beginning to offer product lines employing new technologies relative to our existing products.

        We cannot assure you that third parties will not assert other infringement claims against us, directly or indirectly, in the future, that assertions by third parties will not result in costly litigation or that we would prevail in such litigation or be able to license any valid and infringed intellectual property from third parties on commercially reasonable terms. These claims may be asserted in respect of intellectual property that we own or that we license from others. In addition to claims brought against us by third parties, we may also bring litigation against others to protect our rights. Intellectual property litigation, regardless of the outcome, could result in substantial costs to us and diversion of our resources, and could adversely affect our business and financial results.

If we repatriate cash from our foreign subsidiaries, we may incur additional income taxes which would negatively affect our results of operations and financial condition.

        We held $471.9 million of cash, cash equivalents and marketable securities at our subsidiary in Singapore at December 31, 2003. From time to time we may need to repatriate our cash from Singapore to the United States. If we do so, we could incur additional income taxes at the combined United States Federal and state statutory rate of approximately 40% from the repatriation, which would negatively affect our results of operations and financial condition.

We may be subject to a higher effective tax rate that could negatively affect our results of operations and financial position.

        Our effective tax rate is benefited by a Singapore tax holiday relating to certain of our products. The terms of the current tax holiday provide that profits derived from certain products will be exempt from tax through fiscal 2004, subject to certain conditions. We signed an agreement with the Singapore Economic Development Board for a new tax holiday package effective for fiscal years 2005 through 2010. The new tax holiday will provide that profits derived from certain products will be exempt from tax, subject to certain conditions. If we do not continue to meet the conditions and requirements of the tax holiday in Singapore, our effective tax rate will increase, which would adversely affect our financial results.

We may be required to pay additional federal income taxes which could negatively affect our results of operations and financial position.

        On December 15, 2000, we received a statutory notice of deficiency from the IRS with respect to our Federal income tax return for fiscal 1997. We filed a Petition with the United States Tax Court on March 14, 2001 contesting the asserted deficiencies and settlement agreements have been filed with the United States Tax Court on all but one issue. In addition, the IRS is currently auditing our Federal income tax returns for fiscal 1998 through fiscal 2001. While we believe we have meritorious defenses against the asserted deficiencies and any proposed adjustments, and that sufficient taxes have been provided, we cannot predict the final outcome of these matters, and the final resolution could adversely affect our results of operations and financial position.

We may be engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management's time and attention.

        From time to time we are subject to litigation or claims that could negatively affect our business operations and financial position. Such disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management's time and attention, and could negatively affect our business operations and financial position.

We finance our capital expenditure needs from operating cash flows and capital market financing, and if we need to seek additional financing, it may not be available on favorable terms.

        In order to finance strategic acquisitions, capital asset acquisitions and other general corporate needs, we rely on operating cash flows and capital markets. Historically, we have been able to access capital markets, but this does not necessarily guarantee that we will be able to access these markets in the future or at terms that are acceptable to us. The availability of capital in these markets is affected by several factors, including geopolitical risk, the interest rate environment and the condition of the economy as a whole. In addition, our own operating performance, capital structure and expected future performance impacts our ability to raise capital. We believe that our current cash, cash equivalents, short-term investments and future cash provided by operations will be sufficient to fund our needs for at least the next twelve months. However, if our operating performance falls below expectations, we may need additional funds, which may not be available on favorable terms, if at all.

We are exposed to fluctuations in foreign currency exchange rates.

        Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in non-United States currency exchange rates. These exposures may change over time as business practices evolve and could have an adverse impact on our financial results and cash flows. Historically, our exposures have related to non-dollar-denominated operating expenses in Europe and Asia. We began Euro-denominated sales to our distribution customers in the European Union in the fourth quarter of fiscal 2003. Additionally, we purchase a substantial portion of our raw materials and manufacturing equipment from foreign suppliers, and incur labor and other operating costs in foreign currencies, particularly in our Singapore and Ireland manufacturing facilities. An increase in the value of the dollar could increase the real cost to our customers of our products in markets outside the United States where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we must purchase components in foreign currencies.

We hold minority interests in non-public companies, and if these companies face financial difficulties in their operations, our investments could be impaired.

        We continue to hold minority interests in privately held companies. These investments are inherently risky because these companies are still in the development stage and depend on third parties for financing to support their ongoing operations. In addition, the markets for their technologies or products are typically in the early stages and may never develop. If these companies do not have adequate cash funding to support their operations, or if they encounter difficulties developing their technologies or products, especially in the current economic downturn, our investments in these companies may be impaired and could adversely affect our financial results. For example, we recorded impairment charges in the second and fourth quarters of fiscal 2003 and in the first and third quarters of fiscal 2002 related to a decline in the values of minority investments deemed to be other-than-temporary.

Our spin-off of Roxio may have potential subsequent tax liabilities that could negatively affect our results of operations.

        Pursuant to our distribution of the Roxio, Inc. common stock, we received an opinion from PricewaterhouseCoopers LLP, or PwC, regarding the tax-free nature of the transaction to us and to our stockholders under Section 355 of the Internal Revenue Code. The validity of the PwC opinion relating to the qualification of the distribution as a tax-free transaction is subject to factual representations and assumptions. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. In addition, the opinion of PwC is not binding on the IRS. If Roxio or we fail to conform to the requirements set forth in the IRS regulations, it could cause the distribution to be taxable to us and to our stockholders, and our financial results could be adversely affected.

We may have potential business conflicts of interest with Roxio with respect to our past and ongoing relationships, and we may not resolve these conflicts on terms favorable to us.

        Conflicts of interest may arise between Roxio and us in areas relating to our past and ongoing relationship, including:

  •
  Tax, indemnification and other matters arising from the separation; and

  •
  Intellectual property matters

        These and other business conflicts could adversely affect the growth of our business in the future.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

        The Sarbanes-Oxley Act of 2002 has required and will continue to require changes in some of our corporate governance and securities disclosure or compliance practices. That Act also requires the SEC to promulgate new rules on a variety of subjects, in addition to rule proposals already made, and The Nasdaq National Market has revised its requirements for companies that are Nasdaq-listed. We expect these developments will require us to devote additional resources to our operational, financial and management information systems, procedures and controls to ensure our continued compliance with current and future laws and regulations. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

We may encounter natural disasters, which could cause disruption to our employees or interrupt the manufacturing process for our products.

        Our operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenues and financial condition and increase our costs and expenses. Our corporate headquarters are located in California, near major earthquake faults. Additionally, our primary wafer supplier, TSMC, is located in Taiwan, which has experienced significant earthquakes in the past. A severe earthquake could cause disruption to our employees or interrupt the manufacturing process, which could affect TSMC's ability to supply wafers to us, which could negatively affect our business and financial results. The ultimate impact on us and our general infrastructure of being located near major earthquake faults is unknown, but our net revenues and financial condition and our costs and expenses could be significantly impacted in the event of a major earthquake.

Manmade problems such as computer viruses or terrorism may disrupt our operations and harm our operating results.

        Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. Any such event could have an adverse effect on our business, operating results, and financial condition. In addition, the effects of war or acts of terrorism could have an adverse effect on our business, operating results, and financial condition. In addition, as a multi-national company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Related to the Notes

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

        Fluctuations in the trading price of our common stock will affect the trading price of the notes. The stock market in general, and the market for shares of technology companies in particular, has from time to time experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by us, our competitors or our customers may have a significant effect on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets or other factors may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors that generally affect the market for shares of technology companies could cause the price of our common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

Substantial leverage and debt service obligations may adversely affect our cash flow.

        There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We are not restricted under the indenture relating to the notes from incurring additional debt in the future.

        Our substantial leverage could have significant negative consequences, including:

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  •
  placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The notes are subordinated, and holders of senior indebtedness will be paid before holders of the notes are paid.

        Except as described in the section entitled "Description of Notes—Security," the notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In addition, we may incur new indebtedness, which may be senior to the indebtedness represented by the notes. We are not prohibited from incurring debt, including indebtedness secured by our assets, under the indenture. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our secured indebtedness and other senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. As of December 31, 2003, we had no senior indebtedness outstanding. See "Description of Notes—Subordination of Notes."

Our indebtedness is effectively subordinated to the liability of our subsidiaries.

        Our cash flow and ability to service our indebtedness, including the notes, will depend, in part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. In addition, our subsidiaries may become parties to financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of December 31, 2003, our subsidiaries had $44.5 million of indebtedness and other liabilities (excluding intercompany liabilities) outstanding.

There is no public market for the notes, which could limit their market price or your ability to sell them for their inherent value.

        There is no established public trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or other stock market. At the time of the initial issuance of the notes in December 2003, the initial purchasers advised us that they intended to make a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not be maintained. If an active market for the notes fails to be sustained, the trading price of the notes could decline significantly.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a change in control involving us, except to the extent described under "Description of Notes."

Our ability to repurchase the notes for cash upon a change in control is limited and holders may not be able to liquidate their investment.

        Upon the occurrence of a change in control, we will be required to offer to repurchase the notes as described in this prospectus. If a change in control occurs, we may not have sufficient funds to repurchase all notes tendered by the holders of the notes as described in this prospectus. The terms of our existing indebtedness and any of our future credit or other agreements relating to indebtedness may prohibit such purchases. If a change in control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes and an event of default would occur on the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes, and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

The conditional conversion feature of the notes could result in you receiving less than the value of the shares into which the notes are convertible.

        The notes are convertible into shares only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the shares into which the notes would otherwise be convertible.

If the notes are not rated or receive a lower rating than investors anticipate, the market prices of the notes and our common stock could decline.

        We believe it is likely that one or more rating agencies will rate the notes. If one or more rating agencies assigns the notes a rating lower than expected by investors, the market prices of the notes and our common stock could decline.

Risks Related to Our Common Stock

Future sales of our common stock may depress our stock price and the price for the notes.

        Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of December 31, 2003, we had 108,959,267 shares of common stock outstanding. As of December 31, 2003, we also had options to purchase 19,212,501 shares of our common stock outstanding, an aggregate of 33,787,739 additional shares of our common stock reserved for issuance under our stock option plans and employee stock purchase plan, 150,000 shares of common stock issuable pursuant to immediately exercisable outstanding warrants that remained outstanding as of the date of this prospectus and 8,217,156 shares of common stock issuable upon potential conversion of our 3% Convertible Subordinated Notes due 2007.

Anti-takeover effects of our preferred share rights plan, the indenture, our charter documents and Delaware law could discourage, delay or prevent a change in control of Adaptec.

        We have a preferred share rights plan. Under the plan, each holder of shares of our common stock will receive a right to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $180.00, subject to adjustment, if a person or group were to acquire, or to announce the intention to acquire, 20% or more of our outstanding shares of common stock. Each share of our Series A preferred stock will have 1,000 votes. In the event of a merger or other transaction in which shares of our common stock are changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. This plan could have the effect of discouraging, delaying or rendering more difficult an acquisition of us. The indenture relating to the notes provides that in the event of certain changes in control, each holder of the notes will have the right to require us to repurchase such holder's notes at a premium over the principal amount of the notes.

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 250,000 shares of preferred stock as Series A preferred stock in connection with our preferred share rights plan. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws provide that a special meeting of stockholders may only be called by our board of directors, the Chairman of our board of directors, our chief executive officer, our president or by one or more stockholders holding at least 10% of our outstanding capital stock. Our stockholders may not take action by written consent.

        In addition, the Delaware General Corporation Law, to which we are subject, prohibits, except under specified circumstances, us from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who own at least 15% of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus or the documents incorporated by reference in this prospectus, the words "will," "believe," "anticipate,"

"plan," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements due to a variety of factors, including those described under "Risk Factors." All forward-looking statements speak only as of the date on the front cover of the applicable document. Neither we nor any of the initial purchasers undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RATIO OF EARNINGS TO FIXED CHARGES

        The financial information provided in the table below should read be in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus. The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended March 31,
									Nine Months Ended, December 31, 2003
	1999		2000		2001		2002	2003
Ratio of earnings to fixed charges(1)	1.89	x	20.76	x	9.91	x	—	—	5.47	x

(1)
For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rental expense we estimate to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $189,160 for the fiscal year ended March 31, 2002 and $17,694 for the fiscal year ended March 31, 2003

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling securityholders.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of December 22, 2003, between us and Wells Fargo Bank, N.A. as trustee. The indenture and the notes are governed by New York law. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement between us and the initial purchasers of the notes and is not complete. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth below under "Where You Can Find More Information." In this section, when we refer to "Adaptec," "we," "our" or "us," we are referring to Adaptec, Inc. and not any of its current and future subsidiaries, unless the context otherwise requires.

General

        The notes:

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  except to the extent described under "—Security" below, are unsecured obligations of Adaptec;

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  except to the extent described under "—Security" below, are subordinated in right of payment to any existing and future senior indebtedness of Adaptec;

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  are senior in right of payment to our existing 3% Convertible Subordinated Notes due 2007; and

  •
  are structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries.

        The notes are convertible, subject to certain conditions, into our common stock as described under "Conversion Rights." The notes are limited to $225,000,000 aggregate principal amount. The notes will mature on December 22, 2023. The notes were only issued in denominations of $1,000 and multiples of $1,000.

        As of December 31, 2003, we had no senior indebtedness outstanding, and as of that same date, our subsidiaries had approximately $44.5 million of indebtedness and other liabilities (excluding intercompany liabilities) outstanding.

        We may redeem all or a portion of the notes on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. After December 22, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In the event of a change in control, you may require us to purchase the notes held by you as described under "Purchase at Option of Holders Upon a Change in Control." In addition, you may require us to purchase your notes on December 22, 2008, December 22, 2013 or December 22, 2018 in the manner described under "Purchase at Option of the Holder."

        The notes bear interest at the rate of 3/4% per year from the date of original issuance of the notes. Interest is payable semi-annually in arrears on June 22 and December 22 of each year, commencing June 22, 2004, to holders of record at the close of business on the preceding June 7 and December 7, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, redemption or purchase by us at the option of the holder, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

        Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence by us or our subsidiaries of indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Adaptec, except to the extent described under "—Purchase at Option of Holders Upon a Change in Control."

Security

        We have purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in such amount as will be sufficient, upon receipt of scheduled interest and principal payments of such U.S. government securities, to provide for payment in full of the first ten scheduled interest payments (up to and including the interest payment due on December 22, 2008), but not liquidated damages, on the notes when due. We used approximately $7.9 million of the net proceeds from the offering of the notes to acquire such U.S. government securities.

        The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and are held by the trustee in a pledge account. Immediately prior to each of the first ten interest payment dates, the trustee will release from the pledge account proceeds sufficient to pay the interest then due on the notes. A failure to pay interest on the notes when due for any of the first ten scheduled interest payment dates will constitute an event of default under the indenture, with no grace period.

        The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount and liquidated damages, if any, on the notes only to the extent provided in the following circumstance. If prior to December 22, 2008:

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  an event of default under the notes occurs and is continuing; and

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  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of noteholders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically;

then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

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  first, to any accrued and unpaid interest on the notes; and

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  second, the balance of the proceeds of the pledge account, to repayment of a portion of the principal amount of the notes and liquidated damages, if any, due on the notes.

        However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

        For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

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  an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

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  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and liquidated damages, if any, due on the notes.

        In addition, noteholders would have an unsecured subordinated claim against us for the remainder of the principal amount of their notes.

        Once we make the first ten scheduled interest payments on the notes, or at such earlier time when all of the notes have been redeemed, purchased or converted, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account.

Conversion Rights

        The initial conversion rate is 85.4409, which is equal to the number of shares per $1,000 principal amount of notes into which the notes are initially convertible, subject to adjustment as specified below. The initial conversion rate is equivalent to an initial conversion price of approximately $11.704 per share. The conversion price applicable at any time is equal to the $1,000 principal amount of notes divided by the then effective conversion rate. Unless we have previously redeemed or purchased the notes, you will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date only under the following circumstances:

        (1)   prior to December 22, 2021 on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003, if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

        (2)   on or after December 22, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes;

        (3)   until the close of business on the business day prior to the redemption date if we elect to redeem the notes;

        (4)   if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

        (5)   if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution;

        (6)   upon the occurrence of specified corporate transactions, as described below; or

        (7)   during the five consecutive business day period following any five consecutive trading day period at any time in which the average trading price for the notes was less than 98% of the average of the closing sale price of our common stock during such five trading day period multiplied by the then current conversion rate, as described in more detail below in "—Conversion Upon Satisfaction of Trading Price Condition;" we refer to this condition as the "trading price condition."

In the case of (4) and (5) above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in (4) and (5) above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without conversion.

        In addition to the above, if:

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  we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property;

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  a change in control (as defined under "—Purchase at Option of Holders Upon a Change in Control") occurs; or

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  an event occurs that would have been a change in control but for the existence of one of the change in control exceptions under "—Purchase at Option of Holders Upon a Change in Control,"

then you may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder can require us to purchase all or a portion of its notes as described under "—Purchase at Option of Holders Upon a Change in Control." If you have exercised your right to require us to purchase your notes as described under "—Purchase at Option of Holders Upon a Change in Control," you may convert your notes into our common stock only if you withdraw your change in control purchase notice and convert your notes prior to the close of business on the business day immediately preceding the applicable purchase date.

Conversion Upon Satisfaction of Trading Price Condition

        You may surrender your notes for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the average of the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for such five trading day period was less than 98% of the product of the average of the closing sale prices of our common stock and the then current conversion rate (the "trading price condition"); provided that if on the date of any conversion pursuant to the trading price condition the closing sale price of our common stock is greater than or equal to the then current conversion price and less than or equal to 120% of the then current conversion price, then you will receive common stock with a value equal to the principal amount of your notes ("principal value conversion"). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the applicable share price (as defined below) as of the conversion date.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to be less than 98% of the applicable conversion rate of the notes multiplied by the sale price of our common stock on such determination date. The "applicable share price" shall mean the average of the closing sale prices of our common stock over the five trading day period starting the third trading day following the conversion date of the notes.

        The trustee will determine the trading price of the notes upon our request. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 98% of the average sales price of our common stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the notes for the applicable period.

General Conversion Provisions and Procedures

        You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will entitle the holders to the same rights as other shares of our common stock.

        No payment or adjustment for any dividends in respect of our common stock will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the closing sale price of our common stock on the conversion date.

        You will not be required to pay any transfer, stamp or similar taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay tax with respect to cash received in lieu of fractional shares and any transfer, stamp or similar taxes and duties relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all such taxes and duties, if any, payable by you have been paid.

        Except as set forth below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except (1) for notes or portions of notes called for redemption or subject to purchase at your option on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on the record date and ending on the opening of business on the fifth business day after that interest payment date or (2) if you submit your notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date), you must pay funds equal to the interest payable on that interest payment date on the principal amount being converted unless a default exists at the time of conversion. As a result of the foregoing provisions, if one of the exceptions described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

        The initial conversion rate will be adjusted for certain future events, including:

  (1)
  the issuance of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions and combinations of our common stock;

  (3)
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock for a period of not more than 60 days at less than, or having a conversion price per share less than, the current market price of our common stock;

  (4)
  the dividend or other distribution to all holders of our common stock of cash, property or securities, including shares of capital stock or similar equity interests, but excluding our common stock, and those rights and warrants referred to in clause (3) above; and

  (5)
  the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries.

        We will not make any adjustments if holders of notes may participate in the transactions described above without converting their notes.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on The Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

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  any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

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  a consolidation, merger or combination involving us;

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  a sale or conveyance to another corporation of all or substantially all of our property and assets; or

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  any statutory share exchange,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions, and no adjustments to the conversion price will be made except in limited circumstances. See "Description of Capital Stock."

        If a taxable distribution to holders of our common stock or other event occurs which results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "U.S. Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such increase. We may, but are under no obligation to, make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "U.S. Federal Income Tax Considerations."

Optional Redemption

        Prior to December 22, 2008, the notes will not be redeemable. We may redeem all or a portion of the notes on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. After December 22, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the redemption date falls after a record date for any interest payment but on or before the related interest payment date, interest will be paid to the record holder on the relevant record date. We will give at least 20 days' but not more than 60 days' notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Purchase at Option of Holders

        You have the right to require us to purchase for cash your notes on December 22, 2008, December 22, 2013 and December 22, 2018. We will be required to purchase any outstanding note for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. If a purchase notice is given and withdrawn during that period, we will not be obligated to purchase the notes or portion of notes listed in the notice of withdrawal. Our purchase obligation will be subject to certain additional conditions.

        The purchase price payable for a note will be equal to 100% of its principal amount, plus accrued and unpaid interest to, but excluding, the purchase date, except purchases of notes on December 22, 2008 for which the purchase price is equal to 100.25% of the principal amount, plus accrued and unpaid interest to, but excluding, the purchase date.

        Your right to require us to purchase notes is exercisable by delivering a written purchase notice to the paying agent within 20 business days of the purchase date until the close of business on the purchase date. The paying agent initially will be the trustee.

        The purchase notice must state:

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  if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your purchase notice must comply with appropriate DTC procedures);

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  the portion of the principal amount of notes to be purchased, which must be in $1,000 multiples; and

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  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written purchase notice with respect to all or a portion of the notes to which such written purchase notice relates by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The withdrawal notice must state:

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  the principal amount of the withdrawn notes which must be in multiples of $1,000;

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  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

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  the principal amount, if any, which remains subject to the purchase notice.

        We must give notice of an upcoming purchase date to all note holders not less than 20 business days prior to the purchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to purchase their notes.

        Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

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  interest will cease to accrue; and

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  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the purchase price upon delivery of the note.

        Our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to purchase any outstanding note on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date. If we fail to purchase the notes when required, this failure will constitute an event of default under the indenture. See "Risk Factors—Our ability to repurchase the notes for cash upon a change in control is limited and holders may not be able to liquidate their investment."

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act.

Purchase at Option of Holders Upon a Change in Control

        If a change in control occurs as set forth below, each holder of notes will have the right to require us to purchase for cash all of such holder's notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 30 days after the date we give notice of the change in control at a purchase price equal to 100% of the principal amount of the notes to be purchased, together with interest accrued and unpaid to, but excluding, the purchase date; provided that, if, such purchase date falls after a record date for any interest payment but on or before the related interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

        Within 10 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the purchase right, a holder of notes must deliver, on or before the close of business on the business day before the change of control purchase date referenced in the preceding paragraph, written notice to the trustee of the holder's exercise of its purchase right, together with the notes with respect to which the right is being exercised (which must be in $1,000 multiples).

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of Adaptec representing 50% or more of the total voting power of all outstanding classes of voting stock of Adaptec or has the power, directly or indirectly, to elect a majority of the members of the board of directors of Adaptec;

  •
  Adaptec consolidates with, or merges with or into, another person or Adaptec sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Adaptec, or any person consolidates with, or merges with or into, Adaptec, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of Adaptec immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

  •
  continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to Adaptec) "continuing directors" shall mean, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the indenture or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or

  •
  a liquidation or dissolution of Adaptec.

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days within: the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above,

  •
  is at least equal to 105% of the conversion price in effect on such day; or

  •
  all of the consideration (excluding cash payments for fractional shares, or upon exercise of dissenters' or appraisal rights) in the transaction constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock (and any rights attached thereto).

        For purposes of this change in control definition:

          "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

          a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Adaptec will be deemed to include, in addition to all outstanding shares of voting stock of Adaptec and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

          "beneficially owned" has a meaning correlative to that of beneficial owner;

          "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

          "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of Adaptec and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Our ability to purchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause a mandatory prepayment of, or an event of default under, or be prohibited or limited by, our future indebtedness. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. Any failure by us to purchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our future indebtedness or our then existing senior indebtedness. See "—Subordination of Notes" below.

        We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (A) on or prior to the date that is two years from the latest issuance of the notes shall be surrendered to the trustee for cancellation, or (B) after such date, may (to the extent permitted by applicable law) be reissued or sold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Subordination of Notes

        The payment of principal and interest (including liquidated damages, if any) on the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also will be structurally subordinated to all indebtedness and other liabilities, including trade payables, but excluding intercompany liabilities, of our subsidiaries.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Adaptec or to its assets, or any liquidation, dissolution or other winding-up of Adaptec, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Adaptec, except in connection with the consolidation or merger of Adaptec or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "—Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness, or provision shall be made for such payment, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than (a) payments contemplated under "—Security" above and (b) payments or distributions in the form of Permitted Junior Securities, whether on account of principal of or liquidated damages, if any, or interest on the notes); and any payment or distribution of assets of Adaptec of any kind or character, whether in cash, property or securities (other than (x) payments contemplated under "—Security" above and (y) payments or distributions in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness remaining unpaid, or to have such payment duly provided for, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

        No payment or distribution of any assets of Adaptec of any kind or character, whether in cash, property or securities (other than (a) payments contemplated under "—Security" above and (b) payments in the form of Permitted Junior Securities), may be made by or on behalf of Adaptec on account of principal of or interest or liquidated damages, if any, on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or the Designated Senior Indebtedness giving rise to such Payment Default shall have been discharged or paid in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents).

        No payment or distribution of any assets of Adaptec of any kind or character, whether in cash, property or securities (other than (a) payments contemplated under "—Security" above and (b) payments in the form of Permitted Junior Securities), may be made by or on behalf of Adaptec on account of principal of or interest or liquidated damages, if any, on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default.

        A "Payment Blockage Period" will commence upon the date of receipt by the trustee of written notice from the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

  •
  179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

  •
  the date on which such Non-Payment Default is cured, waived or ceases to exist;

  •
  the date on which such Designated Senior Indebtedness is discharged or paid in full; or

  •
  the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Adaptec from the representative initiating such Payment Blockage Period;

after which Adaptec will resume making any and all required payments in respect of the notes, including any missed payments and liquidated damages. No more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such

Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be held for the benefit of, and paid over and delivered by such trustee or holder to, the representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness to the extent necessary to pay or to provide for the payment of all such senior indebtedness in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents). After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness.

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Adaptec, our general creditors may recover less, ratably, than holders of senior indebtedness.

        "Designated Senior Indebtedness" means any particular senior indebtedness in which the instrument creating or evidencing the senior indebtedness or the assumption or guarantee thereof (or any related documents or agreements to which we are a party) expressly provides that such indebtedness shall be "Designated Senior Indebtedness" (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of Designated Senior Indebtedness).

        "indebtedness" means, with respect to any person, without duplication:

        (1)   all of our indebtedness, obligations and other liabilities, contingent or otherwise: for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from financial institutions, whether or not evidenced by notes or similar instruments, or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the holder is to all of our assets or to only a portion thereof, other than any trade payable incurred in the ordinary course of business in connection with the obtaining of materials or services,

        (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

        (3)   all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

        (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

        (5)   all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

        (6)   all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

        (7)   any indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

        (8)   any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

        "Non-Payment Default" means any event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

        A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest or Designated Senior Indebtedness beyond any applicable grace period.

        "Permitted Junior Securities" means any equity securities of Adaptec or any successor obligor.

        "senior indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Adaptec whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Adaptec, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Notwithstanding the foregoing, any indebtedness may only be "senior indebtedness" if either (i) the indebtedness is secured by a mortgage, pledge, security interest, lien or similar encumbrance and shall remain secured; or (ii) the instrument, indenture or agreement governing or evidencing the indebtedness, or any related agreement to which Adaptec is a party, expressly provides that such indebtedness shall be senior indebtedness for purposes of the indenture.

        Senior indebtedness does not include any indebtedness of Adaptec to any subsidiary of Adaptec, nor does it include any of Adaptec's trade payables or its obligations with respect to its outstanding 3% Convertible Subordinated Notes due 2007.

        The indenture evidencing the notes expressly provides that Adaptec designated the notes as (i) senior indebtedness and (ii) Designated Senior Indebtedness with respect to our 3% Convertible Subordinated Notes due 2007.

        Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary's creditors (including trade creditors) except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial conditions of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

        As of December 31, 2003, we had no senior indebtedness outstanding, and as of that same date our subsidiaries had approximately $44.5 million of indebtedness and other liabilities (excluding intercompany liabilities) outstanding.

Events of Default

        Each of the following constitutes an event of default under the indenture:

        (1)   failure to pay principal of or premium, if any, on any note at maturity, upon redemption, purchase or otherwise, whether or not prohibited by the subordination provisions of the indenture;

        (2)   failure to pay any interest, including liquidated damages, if any, on any note when due, if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first ten scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

        (3)   failure of Adaptec to perform any other covenant required of it in the indenture, if such failure continues for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes;

        (4)   certain events in bankruptcy, insolvency or reorganization of Adaptec; and

        (5)   the pledge agreement ceases to be in full force and effect or enforceable prior to the expiration in accordance with its terms.

        If an event of default, other than an event of default described in clause (4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder has the right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

        We may not consolidate with or merge into any person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease or properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Modifications and Waiver

        Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

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  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

  •
  curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

  •
  complying with the requirements regarding merger or transfer of assets; or

  •
  providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986.

        Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

  •
  change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

  •
  reduce the principal amount of, premium, if any, or interest on, including the amount of liquidated damages, any note or the amount payable upon redemption or purchase of any note;

  •
  reduce the interest rate or interest, including any liquidated damages, on any note;

  •
  change the currency of payment of principal of, premium, if any, or interest of any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

  •
  modify our obligation to purchase notes at the option of holders or our right to redeem notes, in a manner adverse to the holders of notes;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the purchase option of holders upon a change in control or the conversion rights of holders of the notes;

  •
  modify the provisions of the indenture or the pledge agreement relating to the pledge of securities as contemplated under "—Security" above in a manner that adversely affects the interests of the holders of notes in any material respect;

  •
  modify the subordination provisions of the notes in a manner adverse to the holders of notes in any material respect; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes on or prior to the scheduled maturity or the business day preceding the scheduled date of redemption, as the case may be.

Global Notes; Book-Entry; Form

        We initially issued the notes in the form of one global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under "Notice to Investors."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Information Concerning the Trustee and Transfer Agent

        Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Registration Rights

        This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and shares of common stock into which the notes are convertible. The notes and shares of common stock into which the notes are convertible are referred to collectively as registrable securities. The following summary of the registration rights under the registration rights agreement is not complete. You should refer to the registration rights agreement and the form of note listed as exhibits to the registration statement in connection with this prospectus for a full description of the registration rights that apply to the notes.

        We will use our reasonable best efforts to keep this shelf registration statement effective until the earliest of

    (1)
    two years after the last date of issuance of the notes,

    (2)
    the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, and

    (3)
    the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

        We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

        In order to be named as a selling security holder in the related prospectus at the time of effectiveness, the holder must complete and deliver a notice and questionnaire to us within 20 days of the holder's receipt of notice from us of the filing of the registration statement. Upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of such notes, we will, as promptly as reasonably practicable, but in any event within five business days of such receipt, file such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

        We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period.

        If:

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

  •
  the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date, following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

  •
  0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

        The specific provisions relating to the registration described above will be contained in the registration rights agreement that will be entered into prior to or on the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 400,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value, of which 250,000 shares are designated Series A participating preferred stock, $.001 par value.

Common Stock

        As of December 31, 2003, there were 108,959,267 shares of common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have not paid any cash dividends on our common stock. Each holder of common stock is entitled to one vote for each share held of record in the election of directors and on all other matters submitted to the vote of stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        As of December 31, 2003, there were no shares of preferred stock outstanding. We may issue preferred stock from time to time in one or more series. Our board of directors has the authority to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of these series of undesignated preferred stock and to increase or decrease the number of shares of these series, but not below the number of shares of any such series then outstanding, without any further vote or action by our stockholders. We have no present plans to issue any shares of preferred stock, other than shares of our Series A preferred stock pursuant to our preferred share rights agreement, described below.

Warrants

        As of December 31, 2003, we had outstanding warrants to purchase an aggregate of 1,310,000 shares of our common stock that were immediately exercisable. Of these warrants, Agilent held a warrant to purchase 1,160,000 shares of our common stock, which had an exercise price of $62.25 per share. This warrant expired in January 2004. In addition, Deutsche Bank holds a warrant to purchase 150,000 shares of our common stock, which has an exercise price of $15.31 per share. This warrant is immediately exercisable and expires in March 2007.

        In addition, in connection with the sale of the notes, we issued to an affiliate of one of the initial purchasers of the notes (the "Affiliate") a warrant to purchase up to 19,224,203 shares of our common stock at an exercise price of $18.56 per share. The warrant is not exercisable until its maturity in December 2008. In the event the warrant is exercised, we may, at our option, elect to settle the warrant on a net share basis or for cash.

Convertible Bond Hedge

        In connection with the sale of the notes, we entered into a convertible bond hedge transaction with the Affiliate, pursuant to which the Affiliate agreed to sell to us up to 19.2 million shares of our common stock, which is the number of shares issuable upon conversion of the notes in full, at a price of $11.704 per share. The convertible bond hedge transaction may be settled at our option either in cash or net shares and expires in December 2008.

Certain Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws, Rights Agreement and Delaware Law

Certificate of Incorporation and Bylaws

        Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 250,000 shares of preferred stock as Series A preferred stock in connection with our rights agreement. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and, therefore, stockholders representing a majority of the shares of common stock outstanding are able to elect all of our directors. Our Bylaws provide that a special meeting of stockholders may be called only by our board of directors, the Chairman of our board of directors, our chief executive officer, our president or by one or more stockholders holding at least 10% of our outstanding capital stock. Our stockholders may not take action by written consent.

Preferred Share Rights Agreement

        On April 25, 1989, our board of directors declared a dividend of one common share purchase right for each outstanding share of our common stock, $.001 par value. The dividend was paid on May 9, 1989, the record date, to stockholders of record at the close of business on that date, and rights have been issued in connection with all shares of common stock issued since that date. The description and terms of the rights are set forth in the Third Amended and Restated Rights Agreement, dated as of February 1, 2001, between us and Mellon Investor Services LLC, as the rights agent. Under the circumstances described below, a registered holder of a right is entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $180.00, subject to adjustment.

        The rights will separate from the shares of common stock, rights certificates will be issued and the rights will become exercisable upon the distribution date, which will be the earlier of:

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  the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock; or

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  the tenth day, or such later date as may be determined by the board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

        The rights will expire on the earliest of:

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  the close of business on December 5, 2006, which is referred to as the final expiration date; or

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  redemption or exchange of the rights as described below.

        Following the distribution date, and until one of the further events described below, upon exercise and the payment of the exercise price of $180.00 per right, holders of the rights will be entitled to receive one one-thousandth of a share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, we may instead substitute cash, offer a reduction in the exercise price or substitute other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

        Unless the rights are earlier redeemed, in the event that an acquiring party becomes the beneficial owner of 20% or more of our then-outstanding common stock, then each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring party, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock, or, in certain circumstances as determined by the board of directors, cash, other property or other securities, having a market value equal to two times the exercise price.

        Similarly, in the event that, after the shares acquisition date, as defined below,

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  we are acquired in a merger or other business combination transaction, or

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  50% or more of our consolidated assets or earning power are sold, other than in transactions in the ordinary course of business,

each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring party, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the exercise price.

        At any time after the acquisition by an acquiring party of 20% or more of our outstanding common stock and prior to the acquisition by such acquiring party of 50% or more of our outstanding common stock, our board of directors may exchange the rights, other than rights owned by the acquiring party, in whole or in part, at an exchange ratio of one share of common stock per right. At any time on or prior to the close of business on the earlier of

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  the day of the acquisition by an acquiring party of 20% or more of our outstanding common stock, which is referred to as the shares acquisition date, or

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  the final expiration date of the rights,

we may redeem the rights in whole, but not in part, at a price of $.01 per right.

        Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, other than any rights resulting from such holder's ownership of common stock, including, without limitation, the right to vote or to receive dividends.

        The Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A preferred stock will be entitled to a preferential liquidation payment equal to 1,000 times the per share amount to be distributed to the holders of shares of common stock. Each share of Series A preferred stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

        The provisions of the rights agreement may be supplemented or amended by the board of directors in any manner prior to the close of business on the distribution date without the approval of rights holders.

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

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  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the date that the stockholder became an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a business combination to include:

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  any merger or consolidation of the corporation with the interested stockholder or with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of the merger or consolidation, the prohibitions above do not apply to the surviving entity;

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  any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of any direct or indirect majority-owned subsidiary of the corporation to the interested stockholder;

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  any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of, directly or indirectly, increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder and any entity or person affiliated with, or controlling or controlled by, such entity or person.

        The provisions of our certificate of incorporation and bylaws, preferred share rights plan and Delaware law may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. The summary generally applies only to investors that hold the notes or common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986 (the "Code"), or a holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

        As used herein, the term "U.S. Holders" means beneficial owners of notes or common stock that for U.S. federal income tax purposes are (1) citizens or residents of the United States, (2) corporations, or entities treated as corporations, organized under the laws of the United States or any State of the United States, including the District of Columbia, or (3) estates the income of which is subject to U.S. federal income taxation regardless of its source. Trusts are U.S. Holders if they are (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership or other flow-through or fiscally transparent entity is a beneficial owner of a note (or common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

  Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument over a de minimis amount, the holder may be required to recognize additional amounts as "original issue discount" over the term of the instrument. If we call the notes for optional redemption or you require us to redeem the notes on December 22, 2008, holders would be entitled to receive a payment in excess of stated principal and interest. In addition, we may be required to make payments of liquidated damages to holders of the notes if we do not keep effective a registration statement, as described under "Description of Notes—Registration Rights." The possibility of the payment of the amounts described above on the notes will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the payments, as of the date the notes issued, are remote or incidental. We intend to take the position that the possibility that we would be required to make these payments should not subject the notes to the special rules governing certain "contingent payment" debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. Accordingly, we believe that the notes were not issued with original issue discount for U.S. federal income tax purposes. If, contrary to expectations, we pay liquidated damages, U.S. Holders would be required to recognize additional income, but such additional income will be in an amount equal to the cash a U.S. Holder will receive.

  Market Discount

        If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount," unless that difference is less than a specified de minimis amount. Under the market discount rules, U.S. Holders will be required to treat any payment on, or any gain recognized on the sale, exchange, retirement or other disposition (including a gift or redemption at maturity) of the note (other than in connection with certain nonrecognition transactions but not including conversion of the note) as ordinary income to the extent of the market discount that U.S. Holders are treated as having accrued on the note at the time of the payment or disposition and have not previously included in income. In addition, U.S. Holders may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction (or certain non-recognition transactions where market discount is required to be taken into account), the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant interest method. U.S. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest expense deductions will not apply. A U.S. Holder's election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first taxable year to which such holder's election applies and the election may not be revoked without the consent of the IRS.

  Bond Premium

        If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased the note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. However, the amount of premium that may be amortized and used to offset interest income may not include the amount of premium attributable to the conversion feature of the note (determined under any reasonable method). If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. The election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke the election without the consent of the IRS.

  Sale, Exchange, Redemption or Other Disposition of Notes

        Subject to the market discount rules discussed above, a U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest not previously included in income) and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received in exchange for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note (plus any market discount with respect to which the U.S. Holder elected to include in income as it accrued as discussed above and less any bond premium previously taken into account as discussed above). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Subject to the market discount rules discussed above, the gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations. Special rules may apply to notes redeemed in part.

  Conversion of Notes

        Subject to the market discount rules discussed above, a U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock in accordance with the original terms of the note. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if the holder received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of the holder's basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock (including any fractional share for which cash is paid) will equal the holder's adjusted basis in the note. The holder's holding period for the stock will include the period during which the holder held the note.

  Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend to the extent it is made from our current and/or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be includible in a U.S. Holder's income as it is paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock; and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction on a portion of any dividends received. For taxable years beginning before January 1, 2009, subject to certain exceptions, dividends received by non-corporate U.S Holders will be taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

        The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows note holders to receive more shares of common stock on conversion may increase the note holders' proportionate interests in our earnings and profits or assets. In that case, the note holders would be treated as though they received a dividend in the form of our stock at the time of the change in the conversion provisions. Such a constructive stock dividend could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate note holders for taxable distributions of cash or property to our stockholders. Not all changes in conversion rate that allow note holders to receive more stock on conversion, however, increase the note holders' proportionate interests in Adaptec. For instance, a change in conversion rate could simply prevent the dilution of the note holders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the note holders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current and/or accumulated earnings and profits, with any excess treated as a tax-free return of the holder's investment or as capital gain, as discussed in the paragraph above.

  Sale of Common Stock

        A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the U.S. Holder held or is deemed to have held the stock for more than one year, and as short-term capital gain or loss if the holder held or is deemed to have held the stock for one year or less. Long-term capital gains of non-corporate taxpayers are currently taxed at a minimum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

  Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor, unless an applicable income tax treaty applies and provides for a lower withholding rate. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the U.S. withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

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  owns, actually or constructively, at least 10% of our voting stock; or

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  is a "controlled foreign corporation" that is related to us.

        In general, a foreign corporation is a controlled foreign corporation if more than 50% (by vote or value) of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting stock.

        If the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent.

  Sale, Exchange, Redemption or Other Disposition of Notes

        Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than gain representing accrued but unpaid interest, which will be treated as such). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

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  the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

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  the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business; or

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  subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the year of disposition.

        The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

  Conversion of Notes

        Subject to the market discount rules discussed above, a Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock in accordance with the original terms of the note. Any income attributable to market discount recognized as a result of the conversion or any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "—Non-U.S. Holders—Sale of Common Stock" below.

  Dividends and Other Potential Withholding

        Dividends paid to a Non-U.S. Holder on our common stock (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see "—U.S. Holders—Dividends" above) generally will be subject to U.S. withholding tax at a 30% rate. However, the withholding tax may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by certifying its nonresident status on a properly executed Form W-8BEN or appropriate substitute form. Some of the common means of meeting this requirement are described above under "—Non-U.S. Holders—Taxation of Interest."

  Sale of Common Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "—Non-U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes."

  Income or Gains Effectively Connected With a U.S. Trade or Business

        The preceding discussion of the tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption or other disposition of the notes or stock is actually or deemed to be effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are deemed to be effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and proceeds from a sale or other disposition of the notes or common stock to non-corporate U.S. Holders. Such payments also will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements, or otherwise establishes an exemption from backup withholding. Special rules apply in respect of payments made to a U.S. Holder by a non-U.S. office of a broker.

        Payments to Non-U.S. Holders of interest, dividends or sales proceeds made in respect of the notes or common stock will generally not be subject to backup withholding provided that the Non-U.S. Holder complies with applicable certification procedures to establish that it is not a U.S. person. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Non-U.S. Holders—Taxation of Interest." We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends including any tax withheld under the rules described above under "—Non-U.S. Holders—Taxation of Interest" and "—Non-U.S. Holders—Dividends and Other Potential Withholding." Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments made to Non-U.S. Holders by a broker upon sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be refunded or credited against holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling securityholder's notes.

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After The Offering
Alexandra Global Master Fund, Ltd.(3)	15,000,000	6.7%	1,281,613	1,281,613	0
Argent Classic Convertible Arbitrage Fund II, L.P.(4)	200,000	*	17,088	17,088	0
Argent Classic Convertible Arbitrage Fund L.P.(4)	800,000	*	68,352	68,352	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(5)	3,800,000	1.7%	324,675	324,675	0
Argent LowLev Convertible Arbitrage Fund LLC(4)	600,000	*	51,264	51,264	0
Argent LowLev Convertible Arbitrage Fund Ltd.(5)	2,050,000	*	175,153	175,153	0
Argent LowLev Convertible Arbitrage Fund II, LLC(4)	100,000	*	8,544	8,544	0
Barclays Global Investors Diversified Alpha Plus Funds(6)	107,000	*	9,142	9,142	0
Basso Holdings Ltd.(7)	1,974,000	*	168,660	168,660	0
BNP Paribas Arbitrage(8)†	2,000,000	*	170,881	170,881	0
CALAMOS Market Neutral Fund — CALAMOS Investment Fund(9)	5,000,000	2.2%	427,204	427,204	0
Citadel Credit Trading Ltd. †	930,000	*	79,460	79,460	0
Citadel Equity Fund Ltd. †	9,570,000	4.3%	817,669	817,669	0
Citigroup Global Markets Inc.‡	2,300,000	1.0%	196,514	196,514	0
Class C Trading Company, Ltd.(10)	100,000	*	8,544	8,544	0
CNH CA Master Account, L.P.(11)	250,000	*	21,360	21,360	0

Consulting Group Capital Markets Funds(9)	700,000	*	59,808	59,808	0
DKR Soundshore Opportunity Holding Fund Ltd.(12)	2,500,000	1.1%	213,602	213,602	0
Durango Investments L.P.(13)	7,000,000	3.1%	598,086	598,086	0
Fore Convertible Master Fund, Ltd.(14)	13,000,000	5.8%	1,110,731	1,110,731	0
Forest Fulcrum Fund LP(6)‡	252,000	*	21,531	21,531	0
Forest Global Convertible Fund Ltd., Class A-5(6)	1,006,000	*	85,953	85,953	0
Forest Multi-Strategy Master Fund, SPC(6)	300,000	*	25,632	25,632	0
Geode U.S. Convertible Arbitrage Fund(15)	3,000,000	1.3%	256,322	256,322	0
Guggenheim Portfolio Company VIII (Cayman), Ltd.(16)†	2,446,000	1.1%	208,988	208,988	0
Guggenheim Portfolio Co. XV, LLC(17)	500,000	*	42,720	42,720	0
HFR RVA Select Performance Master Trust(6)	30,000	*	2,563	2,563	0
KBC Financial Products USA Inc.(18)‡	2,500,000	1.1%	246,260	213,602	32,658
LLT LIMITED(6)	82,000	*	7,006	7,006	0
Lyxor/Forest Fund Limited(6)	390,000	*	33,321	33,321	0
Lyxor Master Fund(4)	400,000	*	34,176	34,176	0
Man Convertible Bond Master Fund, Ltd.(19)	8,890,000	4.0%	759,569	759,569	0
Man Mac I Limited(20)	3,923,000	1.7%	335,184	335,184	0
Pioneer High Yield Fund(21)†	45,500,000	20.2%	3,887,560	3,887,560	0
Pioneer High Yield VCT Portfolio(21)†	1,500,000	*	128,161	128,161	0
Pioneer U.S. High Yield Corp Bond Sub Fund(21)†	3,000,000	1.3%	256,322	256,322	0
Piper Jaffray Cos. ‡	3,000,000	1.3%	256,322	256,322	0
Radcliffe SPC, Ltd(22)	5,550,000	2.5%	474,196	474,196	0
RCG Latitude Master Fund, LTD(17)†	8,500,000	3.8%	726,427	726,427	0
RCG MultiStrategy Master Fund, LTD(17)†	1,000,000	*	85,440	85,440	0
Relay 11 Holdings Co.(6)	58,000	*	4,955	4,955	0
S.A.C. Capital Associates, LLC(23)	1,250,000	*	123,834	106,801	17,033
St. Thomas Trading, Ltd.(19)†	13,110,000	5.8%	1,120,130	1,120,130	0
Salomon Brothers Asset Management Inc. †	6,400,000	2.8%	1,525,528	546,821	978,707
Silver Convertible Arbitrage Fund, LDC(10)	200,000	*	17,088	17,088	0

Sphinx Convertible Arbitrage SPC(6)	50,000	*	4,272	4,272	0
TD Securities (USA) Inc.‡	3,000,000	1.3%	256,322	256,322	0
Xavex Convertible Arbitrage 2 Fund(10)	100,000	*	8,544	8,544	0
Xavex Convertible Arbitrage 4 Fund(6)	40,000	*	3,417	3,417	0
Xavex Convertible Arbitrage 10 Fund(10)	200,000	*	17,088	17,088	0
Zurich Institutional Benchmarks Master Fund Ltd.(6)	185,000	*	15,806	15,806	0

Subtotal:	184,343,000	81.9%	16,778,807	15,750,409	1,028,398
Any other holders of notes or future transferees from any holder(24)(25)	40,657,000	18.1	3,473,794	3,473,794	0

Total:	225,000,000	100.0%	20,252,601	19,224,203	1,028,398

*
Less than 1%

(†)
Each of these selling securityholders is also an affiliate of a broker-dealer. Each of these selling securityholders has indicated to us that they have purchased the notes in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(‡)
Each of these selling securityholders is also a registered broker-dealer. As a result, the staff of the Securities and Exchange Commission has informed us that each of these securityholders will be an "underwriter" within the meaning of the Securities Act.

(1)
Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)
Assumes a conversion price of approximately $85.4409 per share and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Mikhail A. Filimonov and Dimitri Sogoloff, managing members of Alexandra Investment Management, LLC ("Alexandra"), have investment control over these securities. Alexandra and Messrs. Filimonov and Sogoloff have represented to us that they disclaim beneficial ownership of these securities.

(4)
Nathanial Brown and Robert Richardson, authorized agents for Argent Management Company, LLC, have investment control over these securities.

(5)
Nathanial Brown and Robert Richardson, authorized agents for Argent Financial Group (Bermuda), Ltd., have investment control over these securities.

(6)
Michael A. Boyd, an authorized agent for Forest Investment Management, LLC, has investment control over these securities.

(7)
Howard Fischer, an authorized agent for Basso Holdings Ltd., has investment control over these securities.

(8)
Mike Cohen, vice president of EQD Convertible Trading, has investment control over these securities.

(9)
Nick Calamos, an authorized agent for the fund, has investment control over these securities.

(10)
Nathaniel Brown and Robert Richardson, authorized agents for Argent International Management Company, LLC, have investment control over these securities.

(11)
Robert Krail, Mark Mitchell and Todd Pulvino are investment principals of CNH Partners, LLC ("CNH"), which serves as investment advisor to this selling securityholder. Messrs. Krail, Mitchell and Pulvino act on behalf of CNH and CNH has sole voting and dispositive power over these securities.

(12)
Tom Kirvaitis, an authorized agent for the funds, has investment control over these securities.

(13)
Scott Rand, chief investment officer of Durango Investments L.P., has investment control over these securities.

(14)
David Egglishaw, an authorized agent for Fore Opportunity Start Trust, has investment control over these securities.

(15)
Vincent Gubitosi, portfolio manager for Geode U.S. Convertible Arbitrage Fund, has investment control over these securities.

(16)
Loren Katzovitz, Patrick Hughes and Kevin Felix, authorized agents for Guggenheim Advisors, LLC, have investment control over these securities.

(17)
Alex Adair, portfolio manager for Guggenheim Portfolio Co. XV, LLC, has investment control over these securities.

(18)
Luke Edwards, managing director of KBC Financial Products USA Inc., has investment control over these securities

(19)
John Null and J.T. Hansen, principals of Marin Capital Partners, LP, have investment control over these securities.

(20)
Michael Collins, an authorized agent for Argonaut Limited, the registered shareholder of Albany Management Company Limited, has investment control over 75% of these securities. Man Holdings Limited, a subsidiary of Man Group plc, a public company listed on the London Stock Exchange, has investment control over 25% of these securities.

(21)
Margaret Patel, an authorized agent for the listed funds, has investment control over these securities.

(22)
Steve Katznelson and Gerald Stahlecker, managing members of RG Capital Management, L.P., have investment control over these securities. Messrs. Katznelson and Stahlecker have represented to us that they disclaim beneficial ownership of the securities.

(23)
Steven A. Cohen, an authorized agent for S.A.C. Capital Advisors, LLC and SAC Capital Management, LLC, has investment control over these securities. Mr. Cohen has represented to us that he disclaims beneficial ownership of the securities.

(24)
Information concerning other selling securityholders of notes will be set forth in prospectus supplements from time to time, if required.

(25)
Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of approximately $11.704 per share.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on The Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market and can give no assurance about the development of any trading market for the notes. See "Risk Factors-There is no public market for the notes, which could limit their market price or your ability to sell them for their inherent value."

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and Adaptec and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  two years after the latest date of issuance of any of the notes;

  •
  the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes; and

  •
  the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period or 90 days in a twelve-month period.

LEGAL MATTERS

        The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

  •
  Annual report on Form 10-K for the year ended March 31, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003;

  •
  Proxy Statement on Schedule 14A filed with the SEC on July 3, 2003, with respect to our 2003 Annual Meeting of Stockholders;

  •
  our current report on Form 8-K filed on December 19, 2003;

  •
  our current report on Form 8-K filed on February 2, 2004;

  •
  our current report on Form 8-K filed on February 17, 2004; and

  •
  Items 1 and 2 of the Registrant's registration statement on Form 8-A filed July 20, 1992 pursuant to the Exchange Act and Exhibit No. 1 to Amendment 4 of the Registrant's registration statement on Form 8-A filed January 14, 1997 amending its Form 8-A filed May 11, 1989.

        Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus

        In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

        We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Terry Roelands, Adaptec, Inc., 691 S. Milpitas Blvd., Milpitas, California 95035, telephone number (408) 945-8600. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

$225,000,000

3/4% CONVERTIBLE SENIOR NOTES DUE 2023 and
Shares of Common Stock Issuable Upon Conversion
of the Notes

PROSPECTUS

          , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$28,508
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Printing fees and expenses	20,000
Miscellaneous	1,492

Total	$120,000

ITEM 15. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

  •
  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights conferred in the bylaws are not exclusive.

        We have entered into Indemnity Agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving one of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain directors' and officers' liability insurance.

ITEM 16. Exhibits.

        The following exhibits are filed herewith or incorporated by reference herein:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith
4.01	Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on November 19, 1997	10-K		June 26, 1998	3.1
4.02	Bylaws of the Registrant	10-Q		February 9, 2004	3.01
4.03	Indenture, dated as of December 23, 2003, by and between the Registrant and Wells Fargo Bank, National Association	10-Q		February 9, 2004	4.01
4.04	Form of 3/4% Convertible Subordinated Note	10-Q		February 9, 2004	4.02
4.05	Registration Rights Agreement, dated as of December 23, 2003, by and among the Registrant and Merrill Lynch, Pierce Fenner & Smith Incorporated and Banc of America Securities LLC	10-Q		February 9, 2004	4.03
4.06	Collateral Pledge and Security Agreement, dated as of December 23, 2003, by and among the Registrant, Wells Fargo Bank, National Association, as trustee and Wells Fargo Bank, National Association, as collateral agent	10-Q		February 9, 2004	4.04
5.01	Opinion of Fenwick & West LLP					X
12.01	Statement regarding computation of earnings to fixed charges					X
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X
23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants					X
24.01	Power of Attorney (included on signature page)					X
25.01	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture					X

ITEM 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on March 12, 2004.

ADAPTEC, INC.
By:	/s/ ROBERT N. STEPHENS Robert N. Stephens President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert N. Stephens and Marshall L. Mohr, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT N. STEPHENS Robert N. Stephens	Chief Executive Officer, President and Director (Principal Executive Officer)	March 12, 2004
/s/ MARSHALL L. MOHR Marshall L. Mohr	Vice President and Chief Financial Officer (Principal Financial Officer)	March 12, 2004
/s/ KENNETH B. AROLA Kenneth B. Arola	Vice President and Corporate Controller (Principal Accounting Officer)	March 12, 2004
/s/ CARL J. CONTI Carl J. Conti	Chairman	March 5, 2004

/s/ VICTORIA L. COTTEN Victoria L. Cotten	Director	March 6, 2004
/s/ LUCIE J. FJELDSTAD Lucie J. Fjeldstad	Director	March 7, 2004
Joseph S. Kennedy	Director
Ilene H. Lang	Director
/s/ ROBERT J. LOARIE Robert J. Loarie	Director	March 12, 2004
/s/ ROBERT J. LOARIE D. Scott Mercer	Director	March 12, 2004
/s/ DR. DOUGLAS E. VAN HOUWELING Dr. Douglas E. Van Houweling	Director	March 12, 2004

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith
4.01	Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on November 19, 1997	10-K		June 26, 1998	3.1
4.02	Bylaws of the Registrant	10-Q		February 9, 2004	3.01
4.03	Indenture, dated as of December 23, 2003, by and between the Registrant and Wells Fargo Bank, National Association	10-Q		February 9, 2004	4.01
4.04	Form of 3/4% Convertible Subordinated Note	10-Q		February 9, 2004	4.02
4.05	Registration Rights Agreement, dated as of December 23, 2003, by and among the Registrant and Merrill Lynch, Pierce Fenner & Smith Incorporated and Banc of America Securities LLC	10-Q		February 9, 2004	4.03
4.06	Collateral Pledge and Security Agreement, dated as of December 23, 2003, by and among the Registrant, Wells Fargo Bank, National Association, as trustee and Wells Fargo Bank, National Association, as collateral agent	10-Q		February 9, 2004	4.04
5.01	Opinion of Fenwick & West LLP					X
12.01	Statement regarding computation of earnings to fixed charges					X
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X
23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants					X
24.01	Power of Attorney (included on signature page)					X
25.01	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture					X

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SUMMARY
Adaptec, Inc.
The Offering
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
Certificate of Incorporation and Bylaws
Preferred Share Rights Agreement
Delaware Law
U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX